Exhibit 3.3
ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
BOURBON BANCSHARES, INC.

As contemplated by KRS 271B.10-030 and KRS 271B.10-060 the following Articles of Amendment to the Amended and Restated Articles of Incorporation of Bourbon Bancshares, Inc., a Kentucky corporation (the "Corporation"), are hereby adopted:

1.	The name of the Corporation is Bourbon Bancshares, Inc..

2.	The Corporation adopts the following amendment to its Amended and
Restated Articles of Incorporation:

Article I of the Corporation's Amended and Restated Articles of
Incorporation is amended to read, in its entirety, as follows:

		"The Corporation's name shall be Kentucky Bancshares, Inc."

	3.	(a)  The foregoing amendment to the Corporation's Amended and
Restated Articles of Incorporation was adopted at a meeting of the shareholders of the Corporation held on June 25, 2003, upon written notice of such meeting as provided in the Kentucky Business Corporation Act, at which two million one hundred four thousand nine hundred thirty-nine (2,104,939) of the two million seven hundred seventy-seven thousand two hundred seventy (2,777,270) outstanding Common Shares of the Corporation were indisputably represented.

	(b) With respect to the foregoing amendment, two million nine thousand two hundred ninety-five (2,009,295) shares indisputably represented at such meeting were cast for the amendment and seventy-eight thousand five hundred fifty-two (78,552) shares were cast against the amendment. The number of votes cast for approval of this amendment was sufficient for approval thereof.

	4.	The effective time and date of the foregoing amendment shall be
9:00 a.m. on July 15, 2003.

IN WITNESS WHEREOF, I have signed this certificate on June 25, 2003.

					BOURBON BANCSHARES, INC.


___/s/Buckner Woodford_______
Buckner Woodford, President
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